As filed with the Securities and Exchange Commission on October 25, 2024

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
AMC Networks Inc.
(Exact name of registrant as specified in its charter)
________________________

Delaware (State or other jurisdiction of incorporation or organization)	27-5403694 (I.R.S. Employer Identification No.)
11 Penn Plaza New York, New York 10001 (Address of principal executive offices) (Zip Code)

AMC Networks Inc. Amended and Restated 2011 Stock Plan for Non-Employee Directors
(Full title of the plan)
James G. Gallagher
Executive Vice President and General Counsel
11 Penn Plaza
New York, New York 10001
(Name and address of agent for service)
(212) 324-8500
(Telephone number, including area code, of agent for service)
_____________________

With a copy to:
Robert W. Downes, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
(212) 558-4000
______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by AMC Networks Inc. (the “Registrant,” “we” or “us”), to register 450,000 additional shares of the Registrant’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), issuable under the AMC Networks Inc. Amended and Restated 2011 Stock Plan for Non-Employee Directors (“2011 Directors Plan”).
The contents of the Registration Statement on Form S-8 (File No. 333-250143), filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on November 17, 2020, registering shares of its Class A Common Stock issuable under the 2011 Directors Plan are hereby incorporated by reference except to the extent supplemented, amended, or superseded by the information set forth therein or herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and other information) will be sent or given to participants in the 2011 Directors Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
All information required in the Registration Statement (other than the exhibits and the signature page) is set forth in the Registration Statement on Form S-8 (File No. 333-250143), as described above, and is incorporated herein by reference.
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:
1.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 9, 2024;
2.The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 10, 2024 and August 9, 2024, respectively;
3.The Registrant’s Current Reports on Form 8-K filed with the SEC on April 10, 2024, June 14, 2024, June 18, 2024, June 21, 2024, July 10, 2024 and July 30, 2024; and
4.The description of the Registrant’s Class A Common Stock contained in Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 26, 2021, and any amendment or report filed for the purpose of updating such description.
All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Class A Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.
The certificate of incorporation of the Registrant provides that each person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such rights are not exclusive of any other right which any such person may have or thereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.
Reference is made to Item 9 for the Registrant’s undertakings with respect to indemnification for liabilities under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Registrant’s Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 99.4 to the Registrant’s Current Report on Form 8-K filed on July 1, 2011)
4.2	Registrant’s Amended and Restated By-Laws (incorporated herein by reference to Exhibit 99.5 to the Registrant’s Current Report on Form 8-K filed on July 1, 2011)
4.3
AMC Networks Inc. Amended and Restated 2011 Stock Plan for Non-Employee Directors (incorporated herein by reference to Annex B of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 26, 2024)

5.1	Opinion of James G. Gallagher
23.1	Consent of KPMG LLP
23.2	Consent of James G. Gallagher (included in Exhibit 5.1)
24.1	Powers of Attorney (set forth on the signature page)
107	Filing Fee Table

Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Filing Fee Table” in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;
provided, however, that Paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 25th day of October, 2024.
AMC Networks Inc.
By:    /s/ Kristin A. Dolan
Name: Kristin A. Dolan
Title: Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby authorizes James G. Gallagher and Anne G. Kelly to file one or more amendments, including post-effective amendments, to this Registration Statement, which amendments may make such changes as any of them deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints James G. Gallagher and Anne G. Kelly as Attorney-in-Fact to execute his or her name and on his or her behalf to file any such amendments to this Registration Statement.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 25th day of October, 2024.

Signature	Title

/s/ James L. Dolan	Chairman of the Board of Directors and Director
James L. Dolan

/s/ Kristin A. Dolan	Chief Executive Officer
Kristin A. Dolan	(Principal Executive Officer)

/s/ Patrick O’Connell	Executive Vice President and Chief Financial Officer
Patrick O’Connell	(Principal Financial Officer)

/s/ Michael J. Sherin III	Executive Vice President and Chief Accounting Officer
Michael J. Sherin III	(Principal Accounting Officer)

/s/ Matthew Blank	Director
Matthew Blank

/s/ Joseph M. Cohen	Director
Joseph M. Cohen

/s/ Christopher J. Cox	Director
Christopher J. Cox

/s/ Aidan Dolan	Director
Aidan Dolan

/s/ Patrick F. Dolan	Director
Patrick F. Dolan

/s/ Thomas C. Dolan	Director
Thomas C. Dolan

/s/ Stephen C. Mills	Director
Stephen C. Mills

/s/ Debra G. Perelman	Director
Debra G. Perelman

/s/ Brian G. Sweeney	Director
Brian G. Sweeney

/s/ Vincent Tese	Director
Vincent Tese

/s/ Leonard Tow	Director
Leonard Tow

/s/ Carl E. Vogel	Director
Carl E. Vogel